Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SOC TELEMED, INC.

SOC Telemed, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ARTICLE ONE

The name of the corporation is SOC Telemed, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) as it now exists or may hereafter be amended and/or supplemented from time to time.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, with a par value of one-hundredth of one cent ($0.0001) per share. Each holder of record of common stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record. The common stock authorized by this Article Four shall be issued for such consideration (if any) as shall be fixed, from time to time, by the board of directors of the Corporation (the “Board”). No stockholder of the Corporation shall have any preemptive rights by virtue of this Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”). The capital stock of the Corporation shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation, to the fullest extent permitted by applicable law, shall be individually liable for the debts or liabilities of the Corporation.

ARTICLE FIVE

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board, by a vote of the majority of the Board, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders by a vote of a majority of the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

The Corporation eliminates the personal liability of each director of the Corporation to the fullest extent permitted by the DGCL or other statutes or laws of the State of Delaware. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other statues of Laws of the State of Delaware, as so amended.

ARTICLE EIGHT

Any repeal or modification of the foregoing provisions of Article Seven by the stockholders of the Corporation, or the adoption of any provision of the Corporation’s Third Amended and Restated Certificate inconsistent with Article Seven, shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to any such repeal or modification of Article Seven or any such adoption of an inconsistent provision.

ARTICLE NINE

SECTION 1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of this Third Amended and Restated Certificate inconsistent with this Article Nine, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

SECTION 2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, investigation, arbitration or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries or, while a director or officer of the Corporation or any of its subsidiaries, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay as incurred the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition (including by making payment directly to applicable third parties if requested by the Indemnitee); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 2 of this Article Nine or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 of this Article Nine shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 2(a) of this Article Nine, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 2 of this Article Nine shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate as it may be further amended from time to time, the second amended and restated by-laws of the Corporation (“By-Laws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 2 of this Article Nine by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 2 of this Article Nine, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 2 of this Article Nine shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

(e) To the extent an Indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by persons or entities other than the Corporation (collectively, the “Other Indemnitors”), (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Third Amended and Restated Certificate, the By-Laws and the agreements to which the Corporation is a party, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation.

ARTICLE TEN

SECTION 1. Definitions. For purposes of this Article Ten:

(a) “Covered Manager Person” means collectively, the Managers and their affiliates;

(b) “Manager” means any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other agent of Patient Square Capital, LP or any of its affiliates.

SECTION 2. Corporate Opportunity. To the fullest extent permitted by applicable law, each Covered Manager Person may, and shall have no duty not to, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of each Covered Manager Person or their affiliates, and waives any claim against any Covered Manager Person for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

SECTION 3. This Article Ten may not be amended, modified or repealed without the prior written consent of Patient Square Capital, LP. In the event of a conflict between this Article Ten and any other Article or provision of this Third Amended and Restated Certificate, this Article Ten shall prevail under all circumstances.

ARTICLE ELEVEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Delaware Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleven.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Third Amended and Restated Certificate from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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